Exhibit 99.1

IESI Corporation
2301 Eagle Parkway, Suite 200
Ft. Worth, TX 76177
Phone No. 817-632-4000
Fax No. 817-662-4542

Contact:
Thomas J. Cowee
Senior VP and Chief Financial Officer
817-632-4005
tjcowee@iesi.com

IESI CORPORATION ANNOUNCES PRICING OF
TENDER OFFER FOR ITS 10¼% SENIOR SUBORDINATED NOTES DUE 2012

Fort Worth, TX—January 6, 2005—IESI Corporation (“IESI” or the “Company”) announced today that it has determined the price for its previously announced tender offer and consent solicitation for its 10¼% Senior Subordinated Notes due 2012 (the “Notes”).  The Notes are being tendered pursuant to the Company’s Offer to Purchase and Consent Solicitation Statement (the “Offer to Purchase”), dated November 29, 2004, which more fully sets forth the terms and conditions of the cash tender offer to purchase any and all of the $150,000,000 outstanding principal amount of the Notes and the consent solicitation to eliminate substantially all of the restrictive and reporting covenants, certain events of default and certain other provisions contained in the indenture governing the Notes.  As of 5:00 p.m., New York City time, on January 5, 2005, the Company had received tenders and consents for approximately 99.7% of the outstanding principal amount of the Notes.  The percentage of consents received exceeds the requisite consents needed to amend the indenture governing the Notes.

If the tender offer expires at the expiration date and time as currently scheduled (9:00 a.m., New York City time on January 21, 2005, unless extended), the Total Consideration (as that term is defined in the Offer to Purchase ) will be $1,187.87 for each $1,000 principal amount of Notes tendered and accepted for payment in accordance with the terms of the Offer to Purchase.

The Total Consideration includes a consent payment of $20.00 for each $1,000 principal amount of Notes.  All holders who validly tender their Notes pursuant to the Offer to Purchase prior to the expiration time will receive the Total Consideration.  In addition, each validly tendering holder of Notes will be paid accrued and unpaid interest, if any, from the last interest payment date up to, but not including, the payment date.  The payment date for Notes validly tendered and accepted for payment is expected to be Friday, January 21, 2005, unless the tender offer is extended or earlier terminated.

The Tender Offer Consideration (as that term is defined in the Offer to Purchase) for the Notes was determined by reference to a fixed spread of 75 basis points over the bid side yield to maturity on the 3.125% U.S. Treasury Note due May 15, 2007 (as displayed on the Bloomberg Government Pricing Monitor on “Page PX5”) as of 10:00 a.m., New York City time, on January 6, 2005.

The Company reserves the right to extend the expiration date and time of the tender offer at any time subject to applicable law.  In the event that the tender offer is extended for any period of time longer than ten business days from the currently scheduled expiration date, a new price determination date will be established that will be the tenth business day immediately preceding the expiration date as extended.

The obligation of the Company to accept the Notes for purchase and to pay the Total Consideration is conditioned on, among other things, the closing of the Company’s previously announced merger, as described in more detail in the Offer to Purchase.

Credit Suisse First Boston LLC is the dealer manager and solicitation agent for the tender offer and the consent solicitation.  Questions regarding the tender offer and consent solicitation may be directed to Credit Suisse First Boston LLC at (800) 820-1653 (U.S. toll-free) or (212) 538-0652.  Requests for documents may be directed to Morrow & Co., Inc., the Information Agent, at (800) 607-0088 (U.S. toll-free) or by email at iesi.info@morrowco.com.

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of tenders or consents with respect to, any Notes.  The tender offer and consent solicitation are being made solely pursuant to the Offer to Purchase and related transmittal documents.

IESI is one of the leading regional, non-hazardous solid waste management companies in the United States and has grown rapidly through a combination of strategic acquisitions and internal growth.  IESI provides collection, transfer, disposal and recycling services to 272 communities, including more than 560,000 residential customers and 56,000 commercial and industrial customers, in nine states.

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee” or other words or phrases of similar import.  Similarly, statements that describe IESI’s objectives, plans or goals are also forward-looking statements.  These forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated.  IESI urges you to carefully consider the factors and related information set forth in IESI’s filings with the Securities and Exchange Commission.  The forward-looking statements contained herein are made only as of the date of this press release and IESI undertakes no obligation to publicly update the forward-looking statements to reflect new information, subsequent events or otherwise.